Exhibit (10k.)


                          NORTHWEST NATURAL GAS COMPANY


                         EXECUTIVE ANNUAL INCENTIVE PLAN




                                                                      As amended
                                                       effective January 1, 2003


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                         EXECUTIVE ANNUAL INCENTIVE PLAN


     This amended Executive Annual Incentive Plan (the "Plan") is executed by Northwest Natural Gas Company, an Oregon corporation (the "Company"), effective January 1, 2003.

                                 PURPOSE OF PLAN

     The success of NNG is dependent upon its ability to attract and retain the services of key executives of the highest competence and to provide incentives for superior performance. The purpose of the plan is to advance the interests of the Company and its shareholders through an incentive compensation program that will attract and retain key executives and motivate them to achieve performance goals.

                                  PROGRAM TERM

     This Plan is an annual incentive plan and each new calendar year commences a new Program Term. Each Program Term will begin on January 1 and conclude on December 31.

                                  PARTICIPATION

     All executive officers of the company and any other highly compensated employees as designated by the Company's Organization and Executive Compensation Committee (the "Committee") are eligible to participate in the Executive Annual Incentive Plan.

     At the beginning of each Program Term, the Committee shall determine eligibility for participation and establish for each participant, the target incentive level as a percentage of year-end annualized based salary (Target Award). This information will be set forth in Exhibit I of the Plan document for the Program Term. Such participating employees shall be referred to as "Participant."


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     To be eligible for an award the Participant must have a minimum of three months of service during the Program Term. If the Participant is a new employee or is newly eligible to participate in the EAIP, that Participant must be in an eligible position on or before September 30 of the Program Term. In addition, the Participant must be employed on December 31 of the Program Term to be eligible for any award for the Program Term unless the Participant is eligible for a prorated award. Eligibility for a prorated award, occurs when a Participant has three or more months of participation in the Program Term but the Participants' employment is terminated prior to December 31 of the Program Term due to one of the following: retirement, disability and death. Prorated awards will be determined by prorating the Participant's final award by the number of days employed during the Program Term.

     In the event of a change in job position during the Program Term, the Committee may, in its discretion, increase or decrease the amount of a Participant's Award to reflect such change.

                                INCENTIVE FORMULA

     The formula for calculating the incentive award for the Program Term is as follows:

Target Award X | Company      X CPF    + Individual   X IPF    | = Participant
               | Performance    Factor   Performance    Factor |   Award
               | Factor (CPF)   Weight   Factor (IPF)   Weight |

                           COMPANY PERFORMANCE FACTOR

     The Company performance goals in the Plan are intended to align the interest of Participants with those of the shareholders. The goals and the formula for determining the Company Performance Factor will be established by the Committee at the start of each Program Term and set forth as Exhibit II.


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     There shall be no incentive compensation award under the Plan for any
Program Term in which net income is less than dividends payable on the preferred, preference and common stock.

                          INDIVIDUAL PERFORMANCE FACTOR

     The IPF weight used in calculating the Individual Performance Factor will be established for each Participant by the Committee at the beginning of the Program Term and set forth as part of Exhibit I. Also included in Exhibit I will be the CPF Factor Weight for the Company Performance Factor. Individual goals for each Participant will be established at the beginning of each Program Term and performance against these goals will be assessed by the Participant's superior and approved by the C.E.O. at the end of the Program Term. This assessment will result in a rating on a scale of 0 to 1.5. This rating is called the Individual Performance Factor. The Participant will not receive an award if the Individual Performance Factor is less than .5.

                                 ADMINISTRATION

     Awards will be calculated and paid no later than the March 15 following the end of the Program Term. Awards are subject to tax withholding unless the Participant made a prior election to defer the Award under the terms of the Executive Deferred Compensation Plan.

     All awards shall be audited by the Internal Audit department and approved by the Committee prior to payment.

     The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. Decisions by the Committee shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.

     The Committee may rely on information and recommendations provided by management. The Committee may delegate to management the responsibility for


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decisions that it may make or actions that it may take under the terms of the
Plan, subject to the Committee's reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Committee shall not allow any employee to obtain control over decisions or actions that affect that employee's Plan benefits.


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                           AMENDMENTS AND TERMINATION

     The Board has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.




     IN WITNESS WHEREOF this Plan was duly amended on the 19th day of December 2002, effective January 1, 2003.

                                            NORTHWEST NATURAL GAS COMPANY

                                            By:  /s/ Richard G. Reiten
                                                 ---------------------------
                                                 Richard G. Reiten
                                                 Chairman & C.E.O.